Exhibit 99.1

China Valves Technology, Inc.	CCG Investor Relations
Gang Wei, CFO	Linda Salo, Account Manager
Tel: +86-371-8601-8777	Tel: +1 646-922-0894
E-mail: ir@cvalve.com	E-mail: linda.salo@ccgir.com
http://www.cvalve.com
Crocker Coulson, President
Tel: +1 646-213-1915
E-mail: crocker.coulson@ccgir.com
http://www.ccgirasia.com
http://www.cvalve.com

FOR IMMEDIATE RELEASE

China Valves Technology, Inc. Announces First Quarter 2011 Results

ZHENGZHOU, CHINA, May 10, 2011 – China Valves Technology, Inc. (NASDAQ: CVVT) ("China Valves” or the “Company"), a leading Chinese metal valve manufacturer, today announced its financial results for the three months ended March 31, 2011.

First Quarter 2011 Highlights

  First quarter net revenue reached $42.0 million, up 56.6% from $26.8 million for the same period last year

  Sales from organic growth was 42.1% of total sales growth

  Gross profit increased to $17.5 million, up 26.3% from $13.9 million from the same period last year

  Net income reached $7.6 million, or $0.21 per fully diluted share, compared with $6.6 million, or $0.19 per fully diluted share, for the first quarter of 2010

  Adjusting for non-cash items related to the change in fair value of warrant liabilities, non- cash compensation expense and gain from acquisitions, adjusted net income was $6.7 million, or $0.19 per diluted share, compared with adjusted net income of $7.0 million, or $0.20 per diluted share, for the first quarter of 2010

“Although seasonally slow, the first quarter of 2011 demonstrated robust revenues growth reflecting strong market demand and the contribution of our subsidiary Hanwei Valve, which we acquired in April of last year. Leveraging Hanwei Valve we were able to expand sales to the petrochemical and oil sectors, further shifting our sales mix to ball valves and gate valves particularly for oil and gas pipelines and petrochemical plants. Organic growth was a solid 23.8% as we continued to expand sales to the power generation market through sales of large diameter high pressure valves and other valves,” said Mr. Jianbao Wang, CEO of China Valves. “Our gross margins, while at level with last quarter after excluding any non-cash charges, remained lower than the year ago period mainly due to higher production costs, the contribution of lower margin subsidiaries and changes in our sales mix for the quarter. Our main priority for 2011 is to increase integration of procurement and sales across our different subsidiaries. As we proceed with the restructuring of our production processes, we expect some improvement in our margin profile over time.”

First Quarter 2011 Results

For the quarter ended March 31, 2011, the Company's revenue was $42.0 million, an increase of 56.6% from $26.8 million in the same quarter last year. The increase was mainly due to the contributed revenue from our new operating subsidiary, Hanwei Valve as well as the strong demand for the products in power supply sector. Sales from organic growth accounted for 42.1% of total sales growth while sales from the newly acquired subsidiaries accounted for 57.9% of total sales growth. The organic growth in sales was 23.8% year-over-year from the three months ended March 31, 2010.

Gross profit was $17.5 million for the first quarter of 2011, an increase of 26.3% from $13.9 million in the same quarter last year. The gross margin declined to 41.7% from 51.8% in the same period of 2010. The decrease was mainly due to the acquisition of Hanwei Valve, which contributed lower overall margin products, higher raw material and labor costs, and the mix of customer orders in the quarter. The Company is in the process of standardizing production methodology and techniques at the new subsidiaries in order to optimize the new subsidiaries’ production capacity.

Selling expenses were $2.3 million for the first quarter of 2011, compared with $1.4 million in the same quarter last year, an increase of 60.0% due to increased sales for the period, which resulted in increased sales commissions, freight charges and higher marketing and promotion expenses. As a percentage of sales, total selling expenses increased to 5.5% for the three months ended March 31, 2011 from 5.4% for the same period in 2010.

General and administrative expenses were $6.0 million for the first quarter of 2011, compared with $3.0 million for the same period of 2010, an increase of 97.5% . The increase is primarily due to the acquisition of new subsidiaries and increase in management labor cost. Bad debt expense increased $1.0 million year-over-year to $1.2 million mainly due to increased provisions for receivables from customers, which also contributed to increased general and administrative expenses for the period. As a percentage of sales, total general and administrative expenses increased to 14.2% for the first quarter of 2011 from 11.2% for the same period in 2010.

Income from operations was $9.2 million for the first quarter of 2011, compared with $9.3 million for the same period of 2010. The decrease was primarily due to lower gross margin and higher general and administrative expenses in the first quarter of 2011.

Income taxes incurred were $2.5 million for the first quarter of 2011, an increase of 6.9% from $2.3 million in the same period of 2010.

Net income for the first quarter of 2011 was $7.6 million, an increase of 14.4% from $6.6 million for the same period of 2010. Diluted earnings per share were $0.21 for the first quarter of 2011, compared to diluted earnings per share of $0.19 for the same period of 2010. After adjusting for non-cash stock compensation expenses of $9,111 and a non-cash gain from a change in the fair value of warrant liabilities of $0.9 million the Company achieved net income of $6.7 million, or $0.19 per diluted share for the first quarter 2011, compared to net income of $7.0 million, or $0.20 per diluted share, for the first quarter of 2010, after adjusting for a non-cash stock compensation expense of $20,247, a non-cash expense from a change in the fair value of warrant liabilities of $1.4 million and $1.0 million in gain from acquisition. Please see the table below for a reconciliation of adjusted financial information to GAAP financial information. The Company had 35,678,277 weighted average diluted shares outstanding in the first quarter 2011 compared with 34,505,529 in the first quarter 2010.

Financial Condition

As of March 31, 2011, China Valves had $24.2 million in cash and cash equivalents, $105.3 million in working capital and a current ratio of 3.4:1. Accounts receivable were $96.0 million as of March 31, 2011 compared with $84.1 million as of December 31, 2010. Days Sales Outstanding for the three months ended March 31, 2011 were 193 compared with 120 for the corresponding period last year.

The Company had no long-term debt on its balance sheet as of March 31, 2011. Shareholders' equity stood at $206.1 million, compared with $188.6 million as of December 31, 2010.

Net cash used in operating activities was $10.4 million in the first quarter of 2011, compared with net cash provided by operating activities of $3.4 million in the same period of 2010. The change was primarily attributable to the increase in accounts receivable due to new subsidiaries acquired, in addition to a decrease in accounts payable and tax payable.

Net cash used in investing activities decreased to $0.6 million in the first quarter of 2011, compared with $31.0 million in the same period of 2010. The net cash used in investing activities during the period ended March 31, 2011, was primarily used for purchase of equipment and construction in progress.

Net cash provided by financing activities was $9.4 million in the first quarter of 2011, mainly due to proceeds from a private placement, compared with net cash provided by financing activities of $22.7 million in the same period of 2010.

As of March 31, 2011, the Company had no principal outstanding under its credit facilities and lines of credit.

Subsequent Events

In April 2011, Mr. Bohuai Sun, the Chairman of China Machinery Enterprise Management Association and the Dean of the Research Institute of Machinery Industry Economic Management, visited China Valves’ Zhengzhou headquarters together with experts from First Automobile Works to coach the Company on lean production initiatives in order to lower the Company's manufacturing cost and improve its core competitiveness.

In April 2011, one of the Company’s subsidiaries, China Valve Technology (Changsha) Valve Co., Ltd., made material progress in the research and development of a leakage control device for water supply networks.

On April 27, 2011, the Compensation Committee of the Board of Directors of the Company, approved the grant of restricted stock to certain directors of the Company. On May 1, 2011, the Company entered into a restricted stock grant agreement with each of the directors. Pursuant to the Restricted Stock Grant Agreement, the Company granted 25,000 shares of restricted stock to each of Mr. William Haus, Mr. Peter Li and Mr. Zengbiao Yu, independent directors of the Company. The 2011 Stock Grants all vest immediately on May 1, 2011.

Business Outlook

The Company’s current priority is improving the efficiency of internal operations through streamlining of manufacturing practices and consolidating sales and procurement efforts of its different subsidiaries. The Company expects the petrochemical, oil and gas industry to drive sales in 2011, in addition to demand from domestic thermal power and water supply markets. While China’s nuclear valve market faces heightened safety standards following the nuclear disaster in Japan in March, the Company expects nuclear power to remain a long-term growth driver.

The Company is currently focused on bidding for larger projects, which it expects will improve profitability going forward. As of March 31, 2011, backlog of firm orders was $100 million.

“We are pleased with a strong start to the year and remain comfortable with our target revenue growth rate of 25%-28% for 2011. We expect to maintain our position as an industry leader in a number of our end-user markets through our focus on innovation, new product introductions and technical excellence. We maintain our target revenue growth rate of 25%-28% for 2011. Due to inflationary pressures, we maintain our gross margin expectation of around 41%-42% for the next few quarters. As we complete the integration efforts of our subsidiaries and recognize manufacturing and sourcing efficiencies, we would expect to see this result in improved margin performance,” said Mr. Wang. “Account receivables remain a challenge, as we are adjusting to the customer bases of our newest subsidiaries. In order to improve cash flow, we are gradually introducing more centralized payment terms and collection procedures and expect to update our investors as we make progress on this important issue. We believe that our cash position and available debt facilities provide us with sufficient resources to execute our growth strategy.”

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Time on Tuesday May 10, 2011 to discuss its financial results for the first quarter fiscal year 2011. To participate in this live conference call, please dial (877) 275 - 8968 five to ten minutes prior to the scheduled conference call time. International callers should call +1 (706) 643 - 1666. The Conference Pass Code is 64825743.

If you are unable to participate in the call at this time, a replay will be available for fourteen days starting on Tuesday May 10, 2011 at 11:00 a.m. Eastern Time. To access the replay, call (800) 642-1687. International callers should call +1 (706) 645-9291. The Conference Pass Code is 64825743.

Non-GAAP Financial Measures

To supplement the Company's condensed consolidated financial statements for the three months ended March 31, 2011 and March 31, 2010 presented on a GAAP basis, the Company provided adjusted financial information in this release that excludes the impact of gains from acquisitions, changes in fair value of derivative instruments and non-cash compensation expenses. The Company's management believes that these adjusted measures, adjusted net income and adjusted diluted earnings per share provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. In addition, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measure to the nearest GAAP measure appears in the table below.

Reconciliation of non-GAAP financial measures

	Three months ended March 31
	2011	2010

Net income	7,569,446	6,616,225
Non-cash stock compensation	9,111	20,247
Change in fair value of warrants	(912,207)	1,354,174
Gain from acquisitions	0	-1,016,198
Adjusted net income	6,666,350	6,974,448
Earnings per share	0.21	0.19
Non-cash stock compensation per share
	0.00	0.00
Change in fair value of derivative instruments - per share	(0.03)	0.04
Gain from acquisitions - per share
	-	(0.03)
Adjusted earnings per share	0.19	0.20

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou City ZD Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., Tai Zhou Taide Valve Co., Ltd., Yangzhou Rock Valve Lock Technology Co., Ltd., China Valve Technology (Changsha) Valve Co., Ltd. and Shanghai Pudong Hanwei Valve Co., Ltd., is engaged in the development, manufacturing and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China's valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products through extensive research and development and owns a number of patents. It enjoys significant domestic market share and exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise. This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company's stock. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

Financial Tables to Follow:

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2011 AND DECEMBER 31, 2010

ASSETS
		December
	March 31,	31,
	2011	2010
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$24,202,272	$25,820,607
Restricted cash	1,264,463	1,164,598
Notes receivable	949,606	2,815,939
Accounts receivable, net of allowance for doubtful accounts of $2,184,877 and $998,739 as of March 31, 2011 and December 31, 2010, respectively	95,829,738	84,147,126
Accounts receivable - related party	-	200,185
Other receivables	5,209,698	3,176,648
Other receivables - related party	-	152,179
Inventories, net	17,434,894	16,251,938
Advances on inventory purchases	2,320,604	1,094,670
Advances on inventory purchases - related party	426,960	917,202
Prepaid expenses	95,313	104,593
Rental prepayment - short-term	159,917	254,760
Total current assets	147,893,465	136,100,445

PLANT AND EQUIPMENT, net	40,150,126	40,773,562

OTHER ASSETS:
Accounts receivable - retainage, long term	3,742,998	4,751,605
Advances on equipment purchases	192,170	108,435
Goodwill	33,063,782	32,955,163
Intangibles, net of accumulated amortization	22,926,907	23,027,880
Other investments, at lower of cost or market	793,178	790,572
Total other assets	60,719,035	61,633,655

Total assets	$248,762,626	$238,507,662

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable - trade	$16,888,691	$19,530,341
Accounts payable - related party	972,545	2,382,906
Short term loans	5,658,826	5,648,794
Other payables	3,206,086	3,405,201
Other payables - related parties	1,328,938	1,899,627
Accrued liabilities	2,735,955	2,825,560
Customer deposits	7,278,282	6,499,833
Taxes payable	4,502,279	6,828,118
Warrant liabilities	79,173	880,565
Total current liabilities	42,650,775	49,900,945

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value; 300,000,000 shares authorized; 35,669,654 shares and 34,664,654 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	35,669	34,664
Additional paid-in-capital	105,722,089	96,433,316
Statutory reserves	9,758,167	10,046,713
Retained earnings	77,719,610	69,861,618
Accumulated other comprehensive income	12,876,316	12,230,406
Total shareholders' equity	206,111,851	188,606,717

Total liabilities and shareholders' equity	$ 248,762,626	$ 238,507,662

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED March 31, 2011 AND 2010
(Unaudited)

	Three months ended
	March 31,
	2011	2010

SALES	$41,953,581	$26,784,237

COST OF GOODS SOLD	24,450,331	12,924,701

GROSS PROFIT	17,503,250	13,859,536

OPERATING EXPENSES:
Selling	2,294,616	1,434,077
General and administrative	5,963,702	3,019,113
Research and development	59,078	74,203
Total operating expenses	8,317,396	4,527,393

INCOME FROM OPERATIONS	9,185,854	9,332,143

OTHER (INCOME) EXPENSE:
Other expense, net	3,102	34,789
Gain from acquisition	-	(1,016,198)
Interest and finance expense, net	57,670	34,786
Change in fair value of warrant liabilities	(912,207)	1,354,174
Total other (income) expense, net	(851,435)	407,551

INCOME BEFORE PROVISION FOR INCOME TAXES	10,037,289	8,924,592

INCOME TAX EXPENSE	2,467,843	2,308,367

NET INCOME	7,569,446	6,616,225

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	645,910	33,779

COMPREHENSIVE INCOME	$8,215,356	$6,650,004

BASIC EARNINGS PER SHARE:
Weighted average number of shares	35,623,376	34,258,130

Earnings per share	0.21	0.19
DILUTED EARNINGS PER SHARE:
Weighted average number of shares	35,678,277	34,505,529

Earnings per share	$0.21	$0.19

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31,
(Unaudited)

	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,569,446	$6,616,225
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	1,282,428	766,284
Amortization	193,191	139,008
Bad debt provision	1,179,738	187,193
Gain on acquisition	-	(1,016,198)
Loss on disposal of fixed assets	6,798	-
Stock compensation	9,111	20,247
Change in fair value of warrant liabilities	(912,207)	1,354,174
Change in operating assets and liabilities:
Restricted cash due to sales covenant	(95,775)	(2,301)
Notes receivable	1,870,684	(486,379)
Accounts receivable-trade and retainage, short term	(12,555,028)	(8,967,436)
Accounts receivable - related parties	(195,485)	-
Other receivables	(2,017,527)	513,084
Other receivables-related parties	(171,194)	-
Inventories, net	(1,126,422)	(837,108)
Advance on inventory purchases	(1,219,114)	467,660
Advances on inventory purchases-related party	356,241	377,991
Prepaid expenses	105,030	-
Accounts receivable - retainage, long term	1,021,577	(253,370)
Accounts payable-trade	(2,698,910)	2,058,062
Accounts payable-trade- related parties	(882,958)	699,055
Other payables	(209,786)	(344,475)
Other payables - related parties	(251,252)	(60,244)
Accrued liabilities	(95,187)	101,952
Customer deposits	755,036	673,422
Taxes payable	(2,342,201)	1,403,979
Net cash (used in) provided by operating activities	(10,423,766)	3,410,825
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intangible assets	(16,783)	-
Advances on equipment purchases	(83,475)	-
Cash paid for acquisitions	-	(11,980,000)
Purchases of equipment	(216,662)	(425,470)
Construction in progress	(316,414)	(201,960)
Investment deposit	-	(18,371,681)
Net cash used in investing activities	(633,334)	(30,979,111)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash due to escrow covenant	-	61,113
Repayment of notes payable	-	(439,949)
Cash proceeds from public offering and warrants exercised	9,390,482	23,627,259
Repayments of short-term loan- banks and others	(8,564)	(444,081)
Repayments of short-term loans-related parties	-	(99,666)
Net cash provided by financing activities	9,381,918	22,704,676

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	56,847	12,420

DECREASE IN CASH	(1,618,335)	(4,851,190)

CASH and CASH EQUIVALENTS, beginning of period	25,820,607	14,485,408

CASH and CASH EQUIVALENTS, ending of period	$24,202,272	$9,634,218

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$68,134	$35,897
Cash paid for income taxes	$8,336,505	$1,835,916

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